Exhibit 99.1

Quotient Technology Inc. Reports Second Quarter 2020 Financial Results

MOUNTAIN VIEW, Calif.--(BUSINESS WIRE)--August 4, 2020--Quotient Technology Inc. (NYSE: QUOT), the leading digital promotions, media and analytics company for CPG and retail marketing, today reported financial results for the second quarter ended June 30, 2020.

  Revenue was $83.5M, within guidance
  GAAP net loss was $19.1M
  Adjusted EBITDA was $4.4M, above guidance
  Signed two new retailers onto Retailer iQ and Retail Performance Media (RPM)

Q2 2020 Summary

  Delivered $83.5M of revenue in Q2 2020, within our guidance range, and down 20% from Q2 2019 as we had anticipated in May and built into our guidance for the quarter. COVID-19 had a negative impact on our revenue in Q2 2020 as our customers adjusted their plans for promotion and media spend. In addition to these market factors, and as we have previously discussed, a portion of our media revenue is now recognized net of certain costs compared to a gross basis prior to Q2 2020. Had this media revenue been recognized gross, our Q2 revenue would have been $8.6M higher resulting in a year over year decrease in total revenues of 12%.
  Impacts from COVID-19 in the second quarter of 2020 resulted in anticipated paused, delayed or cancelled marketing campaigns from consumer packaged goods manufacturers (“CPGs”) and retailers. April and May were impacted the most as retailers and brands focused on bringing consistent inventory levels back to store shelves while also managing foot traffic in stores. This led to many campaigns being rescheduled and, in many cases, with altered media messages to better reflect the current environment.
  In May 2020, we saw our bookings and pipeline begin to stabilize as campaigns started to be rescheduled for June and into the back half of 2020. Revenue for the month of June represented only a 7% decline over the same month one year ago compared to the full quarter decline of 20%. This reflects a favorable trend, with customers returning to a more normal spending pattern. Based on early indications, we expect this momentum to continue into the back half of 2020.
  Adjusted EBITDA was $4.4 million in the second quarter of 2020, well above the top end of our guidance range and primarily driven by lower operating expenses from focused cost controls.
  We ended the second quarter of 2020 with a strong balance sheet of approximately $212 million in cash and cash equivalents. We generated $16.9 million of cash from operations in the second quarter of 2020 primarily driven by strong collections.

“I’d like to thank our entire organization for their teamwork and inspiring dedication to our customers, partners and shoppers. We are a market leader in an essential vertical where shoppers will always need to make purchases and brands will always need to maintain market share,” said Steven Boal, CEO. “Revenue in the back half of 2020 is expected to grow more than 36% over the first half of the year. Current market dynamics, and the surge in eCommerce grocery sales are providing tailwinds for growth, alongside brands’ expected return to normal spending patterns. As retailers and brands focus on digital-first strategies, our platforms provide the scale, technology, data and expertise to help shift the large promotions and advertising budgets spent in offline to digital.”

Business Highlights

  Signed two new retailers onto Retailer iQ and Retail Performance Media (RPM). One partnership will significantly expand our scale, delivering targeted promotions, media and sponsored product search to over 2,400 locations across 18 states. The second retailer will add to our network a chain of grocery and convenience stores in the Midwestern U.S. We continue to have an active pipeline for new retailers looking to drive sales and shopper loyalty.
  Added self-service sponsored product search to an existing retail partner, a top 5 U.S. grocery supermarket retailer with an already strong eCommerce channel.
  Partnered with Mandlik & Rhodes to offer CPGs and retailers a more strategic, transparent, and efficient solution to clear digital coupons. Through this partnership, CPGs can benefit from a lower cost to process digital coupons – freeing up more working dollars and increasing the ROI of their overall marketing spend.
  Won an Effie and a Silver Reggie award for our recent “SNICKERS® World Wrestling Entertainment at Dollar General” campaign for Mars Wrigley. This campaign seamlessly combined our social-influencer solution, a coupon offer and strategic paid media buys featuring dynamic, effective creative – including video and Quotient’s brand pages solution – to drive outstanding performance results. This prestigious recognition is a true testament to our performance offerings and strategic partnerships across the retail ecosystem, including retailers, brands and agencies.

Second Half 2020 Growth Drivers

  Quotient Promotions: Large brands continue to adopt strategies and roadmaps for exiting the free-stranding inserts (FSIs). Several brands are now planning to deliver a corresponding digital promotion for every paper coupon included in the FSI. This provides a clear path to showcase our scale, digital efficiencies and powerful targeting and measurement solutions as brands invest more dollars to the Quotient platform. Retailers are also starting to help accelerate the shift from offline to digital. One large retailer is now requiring that for every coupon that brands issue in print format, that same coupon must be delivered in digital. To date, we are already seeing bookings and a strong pipeline supporting these campaign strategies for the second half of the year.
  Retail Performance Media (RPM): Retailers continue to strengthen digital-first strategies and prioritize retail media. Quotient’s RPM helps retailers drive sales and provides a highly profitable alternative revenue stream that helps fund important omnichannel investments to compete in today’s digital world. Retailers are now creating and executing structured programs to hold brands accountable for dollar commitments to be directed on their digital platforms, that we power. Top tier brands in the carbonated soft drink, food and household product categories have committed to shift meaningful dollars, as a percent of gross sales, toward this strategy as a direct result of our ability to demonstrate high ROI and incremental sales lift.
  Incremental growth opportunity in eCommerce channel: The rapid growth in online grocery sales provides incremental growth opportunities across our platforms as brands invest to drive sales through eCommerce channels.
    In the second quarter, the percentage of promotions clipped and then redeemed from our eCommerce channel increased 131% over Q1 2020.
    Sponsored product search is also growing and gaining momentum. The number of brands investing in sponsored product search campaigns increased 62% in the second quarter, compared to Q1 2020.
  Digital Out-Of-Home (DOOH): Through the acquisition of Ubimo, Quotient brings a robust, programmatic DOOH offering to brands and retailers. By leveraging Quotient’s audience segments, our DOOH offering becomes part of a multi-channel campaign, targeting shoppers in designated markets with tailored messages across out-of-home screens like billboards, bus stops, malls, bars, in-store screens at point of sale, gyms, and airports to name a few places. We are already seeing opportunities in this channel, including opportunities from other verticals outside of CPG/grocery. DOOH represents a new and a growing advertising channel to the Quotient platform. In 2019, it was estimated that brands spent approximately $2.8 billion in the DOOH channel.

Business Outlook

Beginning April 1, 2020, we modified the way we deliver a portion of our media business, and no longer control certain services before they are transferred to our customers. This change has driven a portion of our media revenues to be recognized net of certain costs starting April 1, 2020, whereas in FY 2019 and Q1 2020 this portion of revenue was recognized on a gross basis. As a result of the modification, our projected growth rates are negatively impacted for 2020 over the comparative periods in 2019, with the exception of Q1 2020. As a result of this change, gross margin dollars as a percentage of total revenue will increase, with no direct impact to our net income (loss) or Adjusted EBITDA.

As of today, Quotient is providing the following business outlook.

For the third quarter 2020, total revenue is expected to be in the range of $120.0 million to $130.0 million. Adjusted EBITDA for the third quarter of 2020 is expected to be in the range of $15.0 million to $20.0 million.

For the full year 2020, total revenue is expected to be in the range of $430.0 million to $455.0 million. Adjusted EBITDA for the full year 2020 is expected to be in the range of $43.0 million to $53.0 million.

A reconciliation of Adjusted EBITDA, a non-GAAP guidance measure, to a corresponding GAAP measure is not available on a forward-looking basis without unreasonable efforts due to the high variability and low visibility of certain income and expenses items that are excluded in calculating Adjusted EBITDA.

Conference Call Information

The Company has posted prepared remarks and an earnings presentation on the Investor Relations section of the Company’s website at: http://investors.quotient.com/. Management will host a conference call and live webcast to discuss the highlights of the quarter and address questions today at 5:00 p.m. ET/ 2:00 p.m. PT.

Questions that investors would like to see asked during the call should be sent to ir@quotient.com.

To access the call, we encourage you to pre-register to eliminate long wait times, using this link: Quotient Q2 2020 Earnings Pre Registration. After registering, a confirmation will be sent via email and will include dial in details and a unique PIN code for entry to the call. Registration will be open through the live call. We suggest registering at least fifteen minutes before the start of the call to receive your unique PIN code. You may also access the call and register with a live operator by dialing (866) 270-1533, or outside the U.S. (412) 317-0797, at least fifteen minutes prior to the 2:00 p.m. PT start time. The live webcast and all accompanying materials can be accessed on the Investor Relations section of the Company website at: http://investors.quotient.com/. A replay of the webcast will be available on the website following the conference call.

Use of Non-GAAP Financial Measures

Quotient reports its financial statements in accordance with generally accepted accounting principles in the United States (GAAP) and the rules of the SEC. To supplement its financial statements presented in accordance with GAAP, Quotient provides investors in this press release with Adjusted EBITDA, a non-GAAP financial measure. Quotient believes that this non-GAAP measure provides investors with additional useful information used by Quotient’s management and Board of Directors for financial and operating decision making. In particular, Quotient believes that the exclusion of certain income and expenses in calculating this metric can provide a useful measure for period-to-period comparisons of its core business as well as a useful comparison to peer companies.

Quotient defines Adjusted EBITDA as net income (loss) adjusted for interest expense, provision for (benefit from) income taxes, other income, net, depreciation and amortization, stock-based compensation, change in fair value of contingent consideration, charges related to certain acquisition related costs and restructuring charges. We exclude these items because we believe these items do not reflect expected future operating expenses. Additionally, certain items are inconsistent in size and frequency making it difficult to contribute to a meaningful evaluation of our current or past operating performance.

There are a number of limitations related to the use of this non-GAAP financial measure. Quotient compensates for these limitations by providing specific information regarding the GAAP amount excluded from this non-GAAP financial measure and evaluating this non-GAAP financial measure together with its relevant GAAP financial measure.

This non-GAAP financial measure is not intended to be considered in isolation from, as substitute for, or as superior to, the corresponding financial measure prepared in accordance with GAAP. Because of these and other limitations, Adjusted EBITDA, should be considered along with other GAAP-based financial performance measures, including various cash flow metrics, net income (loss), and Quotient’s other GAAP financial results.

For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP financial measure, see “Reconciliation of Net Loss to Adjusted EBITDA” included in this press release.

Forward-Looking Statements

This press release contains forward-looking statements concerning the Company’s current expectations and projections about future events and financial trends affecting its business. Forward looking statements in this press release include the Company’s current expectations with respect to revenues and Adjusted EBITDA for the third quarter and fiscal year 2020; the Company’s ability to grow revenues, gross margin and Adjusted EBITDA; developments with its solutions, partnerships, product launches; the Company’s ability to manage its business and liquidity during and after the COVID-19 pandemic; brands’ plans to reschedule paused or delayed campaigns later in the year; growth in Quotient Promotions, RPM and eCommerce; the Company’s ability to capture marketing dollars of CPGs on RPM; retailers prioritizing RPM; increasing the number of retailers in our retailer network; CPGs’ plans to reduce spending in offline free-standing inserts and corresponding increase spending on digital solutions; benefits of adding DOOH offering; the impact of the Company’s shift to recognize certain media services on a net basis; the future demand and behavior of consumers, retailers and CPGs, particularly in light of the ongoing effects of the COVID-19 pandemic; and the Company’s future investments and growth and ability to leverage its investments and operating expenses. Forward-looking statements are based on the Company’s current plans, objectives, estimates, expectations and intentions and inherently involve significant risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the Company’s ability to generate positive cash flow and become profitable; the amount and timing of digital marketing spend by CPGs and shifts in CPG spend in offline free-standing inserts; the Company’s ability to timely launch products; the Company’s ability to adapt to changing market conditions and data regulations, including the Company’s ability to adapt to changes in consumer habits and consumer data privacy concerns; the impacts of the ongoing COVID-19 pandemic, which may continue to significantly impact our business, plans and results of operations, as well as the value of our common stock; the Company’s ability to negotiate and perform under fee arrangements with CPGs and retailers; the Company’s ability to maintain and expand the use by consumers of promotions and offers on its platforms; the Company’s ability to execute its media strategy; the Company’s ability to effectively manage its growth; the performance of the Company’s various solutions; the Company's ability to successfully integrate acquired companies into its business; the Company’s ability to develop and launch new services and features; CPGs’ receptivity to the Company’s packaged solutions; our expectations regarding growth drivers; and other factors identified in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including its Quarterly Reports on Form 10-Q filed with the SEC on May 6, 2020 and future filings and reports by the Company. Quotient disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise and does not assume responsibility for the accuracy and completeness of the forward-looking statements.

About Quotient Technology Inc.

Quotient Technology (NYSE: QUOT) is the leading digital promotions, media, and analytics company that delivers personalized digital coupons and ads – informed by proprietary shopper and online engagement data – to millions of shoppers daily. We use our proprietary Promotions, Media, Audience, and Analytics Platforms and services to seamlessly target audiences, optimize performance, and deliver measurable, incremental sales for CPG and retail marketers. We serve hundreds of CPGs and retailers nationwide, including Clorox, Procter & Gamble, General Mills, Unilever, Albertsons Companies, CVS, Dollar General, and Ahold Delhaize USA. Quotient is headquartered in Mountain View, California, and has offices in Bangalore, Cincinnati, New York, Paris, London, and Tel Aviv. Visit http://www.quotient.com for more information.

Quotient and the Quotient logo are trademarks or registered trademarks of Quotient Technology Inc. and its subsidiaries in the United States and other countries. Other marks are the property of their respective owners.

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30, 2020	December 31, 2019
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$211,872	$224,764
Accounts receivable, net	94,311	125,304
Prepaid expenses and other current assets	23,991	22,026
Total current assets	330,174	372,094
Property and equipment, net	15,340	13,704
Operating lease right-of-use-assets	16,851	7,211
Intangible assets, net	55,319	69,752
Goodwill	128,427	128,427
Other assets	1,098	750
Total assets	$547,209	$591,938
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,308	$19,116
Accrued compensation and benefits	7,801	15,232
Other current liabilities	47,200	50,032
Deferred revenues	13,011	10,903
Contingent consideration related to acquisitions	3,207	27,000
Total current liabilities	83,527	122,283
Other non-current liabilities	17,572	7,119
Contingent consideration related to acquisitions	10,239	9,220
Convertible senior notes, net	171,589	166,157
Deferred tax liabilities	1,937	1,937
Total liabilities	284,864	306,716

Stockholders’ equity:
Common stock	1	1
Additional paid-in capital	684,285	671,060
Accumulated other comprehensive loss	(1,160)	(916)
Accumulated deficit	(420,781)	(384,923)
Total stockholders’ equity	262,345	285,222
Total liabilities and stockholders’ equity	$547,209	$591,938

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenues	$83,455	$104,691	$182,242	$202,798
Costs and expenses:
Cost of revenues (1)	50,731	64,106	111,842	120,929
Sales and marketing (1)	23,814	23,870	48,848	49,393
Research and development (1)	8,621	8,699	19,214	19,069
General and administrative (1)	12,268	12,835	27,358	26,458
Change in fair value of contingent consideration	3,766	(3,009)	4,226	53
Total costs and expenses	99,200	106,501	211,488	215,902
Loss from operations	(15,745)	(1,810)	(29,246)	(13,104)
Interest expense	(3,610)	(3,470)	(7,184)	(6,909)
Other income, net	187	1,508	767	3,039
Loss before income taxes	(19,168)	(3,772)	(35,663)	(16,974)
Provision for (benefit from) income taxes	(35)	134	195	160
Net loss	$(19,133)	$(3,906)	$(35,858)	$(17,134)

Net loss per share, basic and diluted	$(0.21)	$(0.04)	$(0.40)	$(0.18)

Weighted-average shares used to compute net loss per share, basic and diluted	90,112	92,558	89,875	93,406

(1) The stock-based compensation expense included above was as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Cost of revenues	$387	$562	$822	$1,164
Sales and marketing	1,323	1,825	2,725	3,563
Research and development	839	1,073	1,720	2,439
General and administrative	4,457	4,576	9,265	8,918
Total stock-based compensation	$7,006	$8,036	$14,532	$16,084

QUOTIENT TECHNOLOGY INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended June 30,
	2020	2019

Cash flows from operating activities:
Net loss	$(35,858)	$(17,134)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	17,843	15,632
Stock-based compensation	14,532	16,084
Amortization of debt discount and issuance cost	5,432	5,150
Allowance for credit losses	263	366
Deferred income taxes	195	160
Change in fair value of contingent consideration	4,226	53
Other non-cash expenses	1,442	1,219
Changes in operating assets and liabilities:
Accounts receivable	30,730	3,368
Prepaid expenses and other current assets	(2,470)	(2,779)
Accounts payable and other current liabilities	(7,551)	3,349
Payments for contingent consideration and bonuses	(15,418)	—
Accrued compensation and benefits	(7,478)	(3,249)
Deferred revenues	2,108	1,616
Net cash provided by operating activities	7,996	23,835

Cash flows from investing activities:
Purchases of property and equipment	(4,689)	(4,729)
Purchases of intangible assets	—	(14,811)
Proceeds from maturity of short-term investment	—	20,738
Net cash (used in) provided by investing activities	(4,689)	1,198

Cash flows from financing activities:
Proceeds from issuances of common stock under stock plans	1,762	3,063
Payments for taxes related to net share settlement of equity awards	(3,327)	(6,461)
Repurchases and retirement of common stock under share repurchase program	—	(69,879)
Principal payments on promissory note and capital lease obligations	(91)	(229)
Payments for contingent consideration	(14,582)	—
Net cash used in financing activities	(16,238)	(73,506)
Effect of exchange rates on cash and cash equivalents	39	23
Net decrease in cash and cash equivalents	(12,892)	(48,450)
Cash and cash equivalents at beginning of period	224,764	302,028
Cash and cash equivalents at end of period	$211,872	$253,578

QUOTIENT TECHNOLOGY INC.
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(Unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net loss	$(19,133)	$(3,906)	$(35,858)	$(17,134)
Adjustments:
Stock-based compensation	7,006	8,036	14,532	16,084
Depreciation, amortization and other (1)	9,345	8,509	19,939	17,053
Change in fair value of contingent consideration	3,766	(3,009)	4,226	53
Interest expense	3,610	3,470	7,184	6,909
Other income, net	(187)	(1,508)	(767)	(3,039)
Provision for (benefit from) income taxes	(35)	134	195	160

Total adjustments	$23,505	$15,632	$45,309	$37,220

Adjusted EBITDA	$4,372	$11,726	$9,451	$20,086

(1) For the three and six months ended June 30 2020, Other includes restructuring charges of zero and $1.5 million, respectively, and certain acquisition related costs of $0.4 million and $0.6 million, respectively. For the three and six months ended June 30, 2019, Other includes certain acquisition related costs of $0.6 million and $1.4 million, respectively.

Contacts

Investor Relations Contact:
Stacie Clements
Vice President of Investor Relations
sclements@quotient.com
Phone: 650-605-4535